Exhibit 99.1

News Release

NYSE: MGG

Date: Feb. 28, 2007

Contact: Paula Farrell

(918) 574-7650

paula.farrell@magellanlp.com

MGG Files Annual Report on Form 10-K

TULSA, Okla. - Magellan Midstream Holdings, L.P. (NYSE: MGG) today filed its Annual Report on Form 10-K for 2006, including audited financial statements, with the Securities and Exchange Commission.

The partnership's audited net income of $34.5 million for the year ended Dec. 31, 2006 is $3.0 million lower than the amount reported in the preliminary unaudited earnings released on Jan. 31, 2007 due to an additional non-cash charge to expense that has no impact on net income per limited partner unit or cash available to pay distributions. This additional charge relates to a former executive officer's investment in MGG Midstream Holdings, L.P., an affiliate currently owning approximately 65% of the partnership and all of its general partner interest. This former executive left the company during fourth quarter 2006 and, as a result, the partnership is required to recognize compensation expense for certain distribution payments made by MGG Midstream Holdings, L.P. to this individual over the past three years related to his investment even though those distributions were not paid by the partnership.

Revised financial schedules incorporating this incremental expense and the 2006 10-K are available on the partnership's web site at http://www.mgglp.com. In addition, a printed copy of the 2006 10-K may be requested by contacting investor relations at (877) 934-6571 or paula.farrell@magellanlp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

###

Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.